UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  May 26, 2020

Ventas, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-10989	61-1055020
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

353 N. Clark Street, Suite 3300, Chicago, Illinois	60654
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (877) 483-6827

Not applicable
Former Name or Former Address, if Changed Since Last Report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.25 par value	VTR	New York Stock Exchange

Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.  Other Events.

Ventas, Inc. (the “Company”) today announced its intention to adjust its corporate cost structure in response to the COVID-19 pandemic’s impact on the Company’s business and to ensure operational efficiency and effectiveness.  In mid-June, the Company is eliminating roles representing over 25% of its corporate positions, excluding onsite field personnel.  In addition, for the second half of 2020, the base salaries of the Company’s CEO and other executive officers will be voluntarily reduced by 20% and 10%, respectively.  As a result of these actions and other reductions in compensation and non-compensation expense to enhance alignment with shareholders, the Company expects that its third quarter 2020 annualized SG&A expense will be approximately $25 to $30 million lower than its reported FY 2019 SG&A expense.

These actions are part of a broad-based set of initiatives, including liquidity and capital conservation, previously announced, to provide strength and stability for the Company and its stakeholders in light of the pandemic and uncertain health, business and economic conditions.  The Company does not expect the cash costs or other charges associated with the role eliminations referenced above to be material to its consolidated financial position or results of operations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

VENTAS, INC.

Date: May 27, 2020	By:	/s/ Carey S. Roberts
Carey S. Roberts
Executive Vice President, General Counsel
and Ethics and Compliance Officer